Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective February 13, 2008 (the “Effective Date”), by and between DaVita Inc., on behalf of itself and each of its subsidiaries and affiliates (collectively, “Employer”), and Richard Whitney (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties.

1.1 Duties. Employer hereby employs Employee who, on March 1, 2008, will become the Chief Financial Officer, reporting to the Employer’s Chief Executive Officer (“CEO”). Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Chief Financial Officer or any additional or different duties or jobs as the CEO deems appropriate. Employee shall work out of Employer’s El Segundo Corporate Headquarters. Employee agrees to devote his time, energy, and ability to the business of Employer on a part-time basis. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

1.2 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below, provided, however, that Employer cannot terminate Employee’s employment without good cause before February 18, 2009. Nothing herein shall be deemed as limiting Employer’s right to change Employee’s duties or compensation before February 18, 2009.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. As of the Effective Date, Employer shall pay Employee a base salary of $500,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to part-time employees.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $300,000, payable in a manner consistent with

Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.5 Stock Appreciation Rights. Employer shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARS”) on a base number of 200,000 shares of DaVita common stock, to be issued as follows: 70,000 shares on February 14, 2008; 50,000 shares on February 15, 2008; 30,000 shares on February 19, 2008; 30,000 shares on February 20, 2008; and 20,000 shares on February 21, 2008. This grant shall have a 3 and one-half year term from the date the shares are issued. The grant shall vest as follows: 116,667 shares shall vest on February 18, 2009, even if Employee is no longer the Chief Financial Officer so long as Employee is still employed by Employer and is working 25 hours per week; thereafter, so long as Employee is either the Chief Financial Officer or working at least 25 hours per week for Employer, the remainder of the shares will vest each month, on a pro-rata basis, with the grant being fully vested on February 18, 2010. The exercise price shall be the closing price as reported on the New York Stock Exchange on the date each of the shares is issued. The terms of the SSARS grant will be reflected in a separate agreement to be signed by Employer and Employee.

2.6 Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.7 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law and will enter into an indemnification agreement consistent with those in effect for other officers of the Employer.

2.8 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.9 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Certain Covenants of Executive.

3.1 Covenant Not to Compete:

(a) Employee agrees that during the term of his employment and for the twelve-month period following the termination of his employment for any reason (whether voluntary or involuntary), Employee shall not, as an employee, independent contractor, consultant, member of a board of director, or in any other form, provide any of the same or similar services that Employee performed during his employment with Employer for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy anywhere within the United States.

(b) Employee agrees that during the term of his employment and for the twelve-month period following the termination of his employment for any reason (whether voluntary or involuntary), Employee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Employer) that provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy anywhere within the United States.

(c) Notwithstanding anything set forth herein, Employee shall not be prohibited from investing in or serving on the Board of any business the provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy so long as such services constitutes no more than 5% of that business’s total business operations and so long as Employee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy provided by that business.

(d) Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable. In particular, Employee agrees that his position is national in scope and that he will have an impact on every location where Employer currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like his position, this covenant cannot be limited to any particular geographic region.

3.2 Covenant Not to Solicit: Employee agrees that during the terms of his employment and for the one-year period following the termination of his employment for any reason (whether voluntary or involuntary), Employee shall not (i) solicit any of Employer’s employees to work for any Person, (ii) hire any of Employer’s employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of Employer, either individually or collectively, to patronize any competing dialysis facility; (v) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer; (vi) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminate such person’s affiliation or contractual relationship with Employer; or (viii) disclose to any Person the names or addresses of any patient or customer of Employer. Notwithstanding the above, the fact that a Person that Employee works or consults for hires an employee of Employer shall not be deemed a violation of this Agreement so long as Employee was not involved in the hiring process or recommended that the Person hire the DaVita employee.

3.3 Confidentiality:

(a) Employee acknowledges and agrees that: (i) in the course of his employment by Employer, it will or may be necessary for Employee to create, use, or have access to technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) that come into Employee’s possession by reason of employment with Employer; (ii) all Confidential Information is the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential Information be kept confidential and that Employee not disclose any Confidential Information to others or use Confidential Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 3.3(a) above, Employee agrees that until the Confidential Information becomes publicly available (other than through a breach by Employee or by anyone else who has a legal obligation to maintain confidentiality), Employee shall: (i) hold and safeguard all Confidential Information in trust for Employer and its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of Employer’s organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Employer; (iii) keep in strictest confidence any Confidential Information; (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information; and (v) for the twelve-month period after the termination of his employment for any reason (voluntarily or involuntarily), not become employed by or enter into service with any Person in which he will be obligated to disclose or use any Confidential Information, or where such disclosure would be inevitable because of the nature of the position.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Company material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Company material to Employer, and Employee shall not make or retain any copies or extracts thereof.

(d) Employee also agrees that he will not provide advice to any Person concerning Confidential Information. Employee further agrees that if he were to provide advice to any Person concerning the negotiation of any agreements with Employer or if he were to negotiate any agreements on behalf of any Person with Employer, such advice and/or negotiations would involve the inevitable disclosure of Confidential Information.

(e) Employee further agrees that during his employment with Employer and for a one-year period following the termination of Employee’s employment for any reason (voluntarily or involuntarily), Employee shall not conduct or accept business with any of Employer’s suppliers, vendors or customers who had been suppliers, vendors or customers within the twelve months preceding the date of the termination of Employee’s employment with whom Employee had contact (“contact” being defined as interaction between Employee and the supplier, vendor, or customer that takes place to further the business relationship for or receive services from the supplier, vendor, or customer) during Employee’s term of employment with Employer.

(f) Employee shall confirm, in writing, that he is complying with the terms of this provision in response to any inquiry by Employer.

3.4 Enforcement. In the event that any part of this Section 3 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity, or subject established in accordance with this Section 3 shall be deemed to exceed the maximum area, period of restriction, activity, or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity, or subject shall, for the purpose of Section 4, be reduced to the extent necessary to render them enforceable.

3.5 Equitable Relief. Employee agrees that any violation by Employee of any covenant in Section 3 will or would cause Employer to suffer irreparable injury, the exact amount of which will be difficult to ascertain. For that reason, Employee agrees that Employer shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from any further violation of the covenants and provisions of Section 3.

Section 4. Miscellaneous.

4.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

4.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

4.3. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of California, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the State of California and both parties agree to exclusive venue in the State of California.

4.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

4.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

4.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

4.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

4.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

4.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

4.10 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent J. Thiry	By	/s/ Richard Whitney
	Kent J. Thiry		Richard Whitney
Chairman and Chief Executive Officer

Approved by DaVita Inc. as to Form:

/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel - Labor